UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 30, 2015

RICE ENERGY INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36273	46-3785773
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

400 Woodcliff Drive

Canonsburg, Pennsylvania 15317

(Address of Principal Executive Offices)

(Zip Code)

(724) 746-6720

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On April 30, 2015, Rice Energy Inc. (the “Company”) entered into the Fourth Amendment (the “Fourth Amendment”) to its Third Amended and Restated Credit Agreement, among the Company, Wells Fargo Bank, N.A., as administrative agent, and the lenders and other parties thereto (the “Amended Credit Agreement”). The lenders under the Amended Credit Agreement completed their semi-annual redetermination of the borrowing base scheduled for on or about May 1, 2015 (which was originally scheduled for on or about April 1, 2015 but postponed as a result of the Company’s March 2015 senior notes issuance). Following the redetermination, the Company’s borrowing base increased from $550 million to $650 million. Additionally, the Company added three new lenders to the bank group. The next redetermination of the borrowing base is scheduled for October 2015.

The foregoing description of the Fourth Amendment is a summary only and is qualified in its entirety by reference to the complete text of the Fourth Amendment, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 concerning the Fourth Amendment is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Fourth Amendment to Third Amended and Restated Credit Agreement, dated as of April 30, 2015, among Rice Energy Inc., as borrower, Wells Fargo Bank, N.A., as administrative agent and the lenders and other parties thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RICE ENERGY INC.

By:	/s/ Daniel J. Rice IV
Daniel J. Rice IV
Director, Chief Executive Officer

Dated: May 1, 2015

EXHIBIT INDEX

Exhibit No.	Description

10.1	Fourth Amendment to Third Amended and Restated Credit Agreement, dated as of April 30, 2015, among Rice Energy Inc., as borrower, Wells Fargo Bank, N.A., as administrative agent and the lenders and other parties thereto.